Chuy’s Holdings, Inc. Announces First Quarter 2022 Financial Results

AUSTIN, Texas, May 5, 2022 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) (the "Company") today announced financial results for the first quarter ended March 27, 2022.
Highlights for the first quarter ended March 27, 2022 were as follows:
•Revenue increased 14.6% to $100.5 million compared to $87.7 million in the first quarter of 2021.
•Comparable restaurant sales increased 11.4% as compared to fiscal 2021 and decreased 1.7% as compared to fiscal 2019. The comparable restaurant sales as compared to 2019 were negatively impacted by the Omicron variant outbreak during January and the first half of February of 2022 as well as an approximately 120 basis points decrease due to the severe winter weather across most of the Central United States during the quarter.
•Our net income increased $2.3 million to $5.5 million, or $0.29 per diluted share, as compared to pre-pandemic net income of $3.2 million, or $0.19 per diluted share, during the first quarter of 2019. Net income was $6.7 million, or $0.33 per diluted share, in the first quarter of 2021.
•Our adjusted net income(1) increased $3.0 million to $6.5 million, or $0.34 per diluted share, as compared to pre-pandemic adjusted net income of $3.5 million, or $0.21 per diluted share, during the same quarter of 2019. Adjusted net income was $8.5 million, or $0.42 per diluted share, in the first quarter of 2021.
•Our restaurant-level operating profit(1) increased 21.8% to $19.1 million from pre-pandemic restaurant-level operating profit of $15.7 million in the first quarter of 2019 and restaurant-level operating margin(1) increased by 360 basis points to 19.0% from pre-pandemic restaurant-level operating margin of 15.4% during the first quarter of 2019. Restaurant-level operating profit(1) was $20.7 million and restaurant-level operating margin(1) was 23.7% in the first quarter of 2021.
•Cash and cash equivalents were $89.7 million and the Company had no debt outstanding with $35.0 million available under its revolving credit facility.
(1)Adjusted net income, restaurant-level operating profit and restaurant-level operating margin are non-GAAP measures. For reconciliations of adjusted net income, restaurant-level operating profit and restaurant-level operating margin to the most directly comparable GAAP measure see the accompanying financial tables. For a discussion of why we consider them useful, see “Non-GAAP Measures” below.
Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc. stated, “We had a solid start to 2022 with over 14% top line growth during the first quarter and 360 basis-point improvement in restaurant-level operating margin over 2019. This is in line with our expectation to maintain between 300 to 350 basis-point margin improvement in 2022 over 2019. I’m proud of our team’s accomplishments in the face of the ongoing inflationary environment and the well-documented Omicron outbreak that impacted the first half of the quarter.”
Hislop added "We believe we are on the right path for recovery, and the initiatives we have put in place will allow us to remain nimble and ready to capture the opportunities ahead. We are excited to get back to growing our restaurant base with four to six restaurants planned to open during 2022 and a 10% growth rate in 2023 in the markets with proven high AUVs and brand recognition.”

First Quarter 2022 Financial Results
Revenue was $100.5 million in the first quarter of 2022 compared to $87.7 million in the first quarter of 2021. The increase was primarily related to growth in customer traffic as the Company relaxed indoor dining capacity restrictions throughout its restaurants during fiscal 2021 as well as $3.1 million of incremental revenue from an additional 46 operating weeks provided by new restaurants opened during and subsequent to the first quarter of 2021. For the first quarter of 2022, off-premise sales were approximately 28% of total revenue compared to approximately 32% and approximately 13% during the same period in fiscal 2021 and 2019, respectively.
Comparable restaurant sales increased 11.4% for the first quarter of 2022 compared to the same period last year primarily driven by a 7.8% increase in average weekly customers and a 3.6% increase in average check. Comparable restaurant sales decreased 1.7% as compared to the same period in fiscal 2019. The comparable restaurant sales as compared to 2019 were negatively impacted by the Omicron variant outbreak during January and the first half of February of 2022 as well as an approximately 120 basis point decrease due to the severe winter weather across most of the Central United States.
Total restaurant operating costs as a percentage of revenue increased by approximately 470 basis points to 81.0% in the first quarter of 2022 from 76.3% in the first quarter of 2021 primarily driven by the following:
•Cost of sales increased 280 basis points driven by commodity inflation of approximately 18% with a substantial price increase in the cost of beef and chicken as well as fresh produce, cheese and grocery items such as oil and flour.
•Labor costs increased 140 basis points driven by hourly labor rate inflation of approximately 13% at comparable restaurants as well as an incremental improvement in our hourly staffing levels as compared to last year.
•Operating costs increased 80 basis points mainly as a result of higher restaurant repair and maintenance costs, increase in delivery service charges, cost pressures on to-go supplies and utility costs as well as higher credit card fees due to an increase in dine-in transactions that have a higher transaction fee.
•Occupancy costs decreased 70 basis points primarily as a result of sales leverage on fixed occupancy expenses, partially offset by higher percentage rent.
•Marketing expense increased 30 basis points as compared to the first quarter of 2021 as the Company reinstated its digital advertising campaigns across the nation.
Restaurant pre-opening expenses decreased to $0.1 million in the first quarter of 2022 compared to $0.7 million for the same period in 2021 due to the timing of new store openings.
General and administrative expenses decreased to $6.7 million for the first quarter of 2022 compared to $6.8 million for the same period in 2021. The decrease was primarily driven by lower performance-based bonuses, partially offset by an increase in management salaries and stock based compensation. As a percentage of revenues, general and administrative expenses decreased to 6.6% in the first quarter of 2022 from 7.8% in the first quarter of 2021.
Impairment, closed restaurant and other costs were $1.3 million ($1.0 million, net of tax or $0.05 per diluted share) during the first quarter of 2022 and $2.3 million ($1.8 million, net of tax or $0.09 per diluted share) during the same period last year. During the first quarter of 2022, we recorded $1.3 million of closed restaurant costs such as rent expense, utility and insurance and other costs required to maintain the remaining closed locations. During the same period last year, we recorded $1.6 million of closed restaurant costs, a $0.5 million loss on terminations of two operating leases and $0.3 million impairment charge related to their long-lived assets.
The Company recorded income tax expense of $0.5 million in the first quarter of 2022 and income tax benefit of $0.7 million during the comparable period in 2021. The increase in income tax expense was primarily driven by higher discrete tax benefit recorded during the first quarter of 2021 pertaining to the stock based compensation.
As a result of the foregoing, net income decreased 17.1% to $5.5 million, or $0.29 per diluted share as compared $6.7 million, or $0.33 per diluted share, in the first quarter of 2021.
Adjusted net income decreased 23.1% to $6.5 million, or $0.34 per diluted share, in the first quarter of 2022 as compared to $8.5 million, or $0.42 per diluted share, in the first quarter of 2021. Please see the reconciliation of net income to adjusted net income in the accompanying financial tables.

Share Repurchase Program
During the first quarter of 2022, the Company repurchased 718,112 shares of its common stock for a total of $19.7 million. As of May 5, 2022, the Company had $21.9 million remaining under its $50.0 million repurchase program, which expires on December 31, 2023. Repurchases of the Company’s outstanding common stock will be made in accordance with applicable securities laws and may be made at management’s discretion from time to time in the open market, through privately negotiated transactions or otherwise, including pursuant to Rule 10b5-1 trading plans.
2022 Outlook
Due to the uncertainty around the current macroeconomic environment, the Company is not in a position to provide fiscal 2022 financial guidance, except the Company anticipates:
•Four to six new restaurants vs. the previous range of five to eight new restaurants.
•Net capital expenditures (net of tenant improvement allowances) of approximately $22 to $33 million versus a previous range of approximately $25 to $40 million.
•Restaurant pre-opening expenses of approximately $1.5 to $2.5 million versus a previous range of approximately $2 to $3 million.
•An effective annual tax rate of approximately 12% to 14% versus a previous range of approximately 13% to 15%.
The following definitions apply to these terms as used in this release:
Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time as compared to that time in the prior year. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable sales reflect changes in customer count trends as well as changes in average check. Our comparable restaurant base consisted of 92 restaurants at March 27, 2022.
Comparable restaurant sales as compared to 2019 reflect changes in sales for the comparable group of restaurants over a specified period of time as compared to that time in fiscal year 2019. The comparable group of restaurants include the restaurants that were in the comparable base as of the end of fiscal year 2019. Our comparable restaurant base consisted of 81 restaurants at March 27, 2022.
Average check is calculated by dividing revenue by total entrées sold for a given time period. Average check reflects menu price increases as well as changes in menu mix.
Average Unit Volume ("AUV") consists of the average sales of our comparable restaurants over a certain period of time. This measure is calculated by dividing total comparable restaurant sales within a period of time by the total number of comparable restaurants within the relevant period. This indicator assists management in measuring changes in customer traffic, pricing and development of our brand.
Average weekly customers is measured by the number of entrées sold per week. Our management team uses this metric to measure changes in customer traffic.
Total restaurant operating costs includes cost of sales, labor, operating, occupancy and marketing costs.
Conference Call
The Company will host a conference call to discuss financial results for the first quarter of 2022 today at 5:00 p.m. Eastern Time. Steve Hislop, President and Chief Executive Officer, and Jon Howie, Vice President and Chief Financial Officer, will host the call.
The conference call can be accessed live over the phone by dialing 323-994-2093. A replay will be available after the call and can be accessed by dialing 412-317-6671; the passcode is 7357023. The replay will be available until Thursday, May 12, 2022.
The conference call will also be webcast live from the Company’s corporate website at www.chuys.com under the Investors section. An archive of the webcast will be available on the Company's corporate website shortly after the call has concluded.

About Chuy’s
Founded in Austin, Texas in 1982, Chuy's owns and operates full-service restaurants across 17 states serving a distinct menu of authentic, made from scratch Tex-Mex inspired dishes. Chuy's highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, "unchained" look and feel, as expressed by the concept's motto "If you've seen one Chuy's, you've seen one Chuy's!" For further information about Chuy's, including the nearest location, visit the Chuy's website at www.chuys.com.
Forward-Looking Statements
Certain statements in this release that are not historical facts, including, without limitation, those relating to the Company's 2022 outlook, including restaurant openings in 2022, net capital expenditures, restaurant pre-opening expenses and effective annual tax rate, shares repurchases, margin improvement expectations for 2022 as compared to 2019, path for recovery and initiatives that will allow us to capture opportunities ahead, growth rate in 2023 in the markets with proven high AUV and brand recognition and other statements that can often be identified by words such as “expect,” “believe,” “intend,” “estimate,” “plans” and similar expressions, and variations or negatives of these words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the ultimate duration and severity of the COVID-19 pandemic and any new variants, and the effectiveness of actions taken, or actions that may be taken, by governmental authorities to contain the pandemic or treat its impact, the actual number of restaurant openings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, our effective tax rate, impairment, closed restaurant and other costs, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as timing of holidays, weather, natural disasters, acts of war or terrorism, the timing and amount of repurchases of our common stock, if any, changes to the Company’s expected liquidity position, the possibility that the repurchase program may be suspended or discontinued and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Measures
We prepare our financial statements in accordance with GAAP. Within our press release, we make reference to non-GAAP restaurant-level operating profit, restaurant-level operating margin and adjusted net income. Restaurant-level operating profit represents income from operations plus the sum of general and administrative expenses, restaurant pre-opening costs, impairment, closed restaurant and other costs, and depreciation. Restaurant-level operating profit is presented because: (i) we believe it is a useful measure for investors to assess the operating performance of our restaurants without the effect of non-cash depreciation expense; and (ii) we use restaurant-level operating profit internally as a benchmark to evaluate our restaurant operating performance and to compare our performance to that of our competitors. Additionally, we present restaurant-level operating profit because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level, restaurant pre-opening costs as well as impairment, closed restaurant and other costs. Although we incur pre-opening costs on an ongoing basis as we continue to open new restaurants, the pre-opening costs and impairment, closed restaurant and other costs are not components of a restaurant's ongoing operating expenses. The use of restaurant-level operating profit thereby enables us and our investors to compare operating performance between periods and to compare our operating performance to the performance of our competitors. The measure is also widely used within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. The use of restaurant-level operating profit as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. We present restaurant-level operating margin for the same reasons we present restaurant-level operating profit.

Adjusted net income represents net income before impairment, closed restaurant and other costs, and the income tax effect of this adjustment. We believe the use of adjusted net income provides additional information to enable us and our investors to facilitate year-over-year performance comparison and a comparison to the performance of our peers.
Restaurant-level operating profit, restaurant-level operating margin and adjusted net income exclude various expenses as discussed above that may materially impact our consolidated results of operations. As a result, these measures are not indicative of the Company’s consolidated results of operations. We present these measures exclusively as supplements to, and not substitutes for, net income or income from operations computed in accordance with GAAP. As supplemental disclosures, restaurant-level operating profit, restaurant-level operating margin and adjusted net income should not be considered as alternatives to net income or income from operations as an indicator of our performance or as alternatives to any other measure determined in accordance with GAAP.

Chuy’s Holdings, Inc.
Condensed Consolidated Income Statements
(Unaudited, in thousands, except share and per share data)

	Thirteen Weeks Ended
	March 27, 2022		March 28, 2021
Revenue	$100,486	100.0%	$87,710	100.0%

Costs and expenses:
Cost of sales	26,243	26.1	20,447	23.3
Labor	29,825	29.7	24,829	28.3
Operating	16,230	16.2	13,471	15.4
Occupancy	7,652	7.6	7,239	8.3
General and administrative	6,654	6.6	6,848	7.8
Marketing	1,413	1.4	977	1.1
Restaurant pre-opening	125	0.1	677	0.8
Impairment, closed restaurant and other costs	1,279	1.3	2,344	2.7
Depreciation	4,982	4.9	4,918	5.5
Total costs and expenses	94,403	93.9	81,750	93.2
Income from operations	6,083	6.1	5,960	6.8
Interest expense, net	28	0.1	23	—
Income before income taxes	6,055	6.0	5,937	6.8
Income tax expense (benefit)	537	0.5	(717)	(0.8)
Net income	$5,518	5.5%	$6,654	7.6%

Net income per common share: Basic	$0.29		$0.34
Net income per common share: Diluted	$0.29		$0.33

Weighted-average shares outstanding: Basic	19,099,754		19,752,928
Weighted-average shares outstanding: Diluted	19,288,718		20,125,220

Chuy’s Holdings, Inc.
Reconciliation of GAAP Net Income and Net Income Per Share to Adjusted Results
(Unaudited, in thousands, except share and per share data)

	Thirteen Weeks Ended
	March 27, 2022	March 28, 2021	March 31, 2019
Net income as reported	$5,518	$6,654	$3,217
Impairment, closed restaurant and other costs	1,279	2,344	372
Income tax effect on adjustment (1)	(295)	(540)	(86)
Adjusted net income	$6,502	$8,458	$3,503

Adjusted net income per common share: basic	$0.34	$0.43	$0.21
Adjusted net income per common share: diluted	$0.34	$0.42	$0.21

Weighted-average shares outstanding: basic	19,099,754	19,752,928	16,870,154
Weighted-average shares outstanding: diluted	19,288,718	20,125,220	16,955,324

(1)Reflects the tax expense associated with the adjustment for impairment, closed restaurant and other costs during the thirteen weeks ended March 27, 2022, March 28, 2021 and March 31, 2019. The Company uses its statutory rate to calculate the tax effect on adjustments as compared to calculations based on the change in the tax provision calculation after adjusting for these reconciling items. Fiscal 2019 amounts have been reclassified to conform to the current period presentation for comparability.

Chuy’s Holdings, Inc.
Reconciliation of GAAP Income from Operations to Restaurant-Level Operating Profit and Margin
(Unaudited, in thousands)

	Thirteen Weeks Ended
	March 27, 2022	March 28, 2021	March 31, 2019
Income from operations as reported	$6,083	$5,960	$3,371
General and administrative	6,654	6,848	6,167
Restaurant pre-opening expenses	125	677	718
Impairment, closed restaurant and other costs	1,279	2,344	372
Depreciation	4,982	4,918	5,077
Restaurant-level operating profit	$19,123	$20,747	$15,705

Restaurant-level operating margin (1)	19.0%	23.7%	15.4%

(1)Restaurant-level operating margin is calculated by dividing restaurant-level operating profit by revenue.

Chuy’s Holdings, Inc.
Selected Balance Sheets Data
(Unaudited, in thousands)

	March 27, 2022	December 26, 2021
Cash and cash equivalents	$89,713	$106,621
Total assets	479,849	495,324
Long-term debt	—	—
Total stockholders’ equity	248,234	262,794

Investor Relations
Fitzhugh Taylor
203-682-8261
investors@chuys.com